Exhibit 99.1

Midas Reports Second Quarter Earnings of $0.16 Per Diluted Share after $0.03 of Special Items; Begins Co-Branding of Midas Services at SpeeDee Shops

ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE: MDS) reported net earnings of $2.2 million—or $0.16 per diluted share—for the second quarter ended June 28, 2008, compared to $3.0 million—or $0.21 per diluted share—in 2007. The 2008 results include $0.03 per share of special items relating to business transformation activities and losses on sales of assets, while the 2007 number includes $0.04 per share of special items.

Revenues for the second quarter were $48.8 million, an increase of 8.7 percent from the same period a year ago. Operating income for the quarter declined to $5.8 million from $7.2 million in 2007. As was the case in the first quarter, this $1.4 million decline in operating income resulted from the expected $1.1 million reduction in European royalties, increased spending to accelerate the transition of shops to new franchisees and the timing of expected real estate gains.

The results of the second quarter of 2007 included a $0.7 million favorable adjustment of legal expenses, which did not occur in the second quarter of 2008. However, the second quarter of 2008 benefited from the $0.6 million operating contribution from the company’s new SpeeDee Oil Change business which was acquired at the beginning of the second quarter of 2008.

“We are pleased that the operating contribution from our North American franchise business held steady with the prior year, despite the difficult economic climate,” Alan D. Feldman, Midas’ chairman and chief executive officer, said. “Results from our wholesale, company-owned shop and RO Writer businesses were also largely consistent with the prior year. We believe that the investments that we are making in our business to accelerate shop transitions will pay dividends in the future.”

Feldman said the company is continuing its efforts to transition Midas shops to new owners, leading to 24 transitions in the second quarter and 62 for the first six months of this year.

“These transitions are critical to growing our retail sales because new owners continue to outperform the system by bringing renewed energy and capital to their shops,” Feldman said. “The shops sold to new franchisees in the past year reported comparable retail sales increases of 12 percent in the first six months of 2008.”

Retail Sales

Comparable shop retail sales results were mixed during the quarter. Midas retail sales were up 3.9 percent in the north central region, 1.5 percent in the south central region and 1.0 percent in the northeast region.

In the economically depressed areas of the west and southeast regions, comparable shop sales were down 6.4 percent and 5.5 percent, respectively.

Overall in the U.S., Midas comparable shop sales were down 0.8 percent for the second quarter, while comparable shop sales in Canada increased by 0.1 percent. SpeeDee comparable shop sales were up 0.5 percent.

“Our retail sales continue to follow the regional trends of the housing and credit problems, with very weak sales in the southeast and west and positive results everywhere else in North America,” Feldman said. “Maintenance and tires are experiencing strong sales increases, while consumers in certain parts of the country continue to defer brake service and other high ticket items.”

For the second quarter, Midas comparable shop tire sales were up 21 percent in the U.S. and oil changes increased 13 percent, while brake sales declined by eight percent.

“Our partnership with Make-A-Wish Foundation in May and June, during which we contributed $5 from every ‘Midas Touch Maintenance Package’ to support wishes of critically ill children, helped fuel our growth in oil changes in the second quarter,” Feldman said.

“In the third quarter, to help re-start growth in brakes we have recently returned to national television and radio in a 16-week campaign running until late October in support of our new SecureStop brake service branding platform,” he said. “When our SecureStop commercials ran for a short time earlier this year, we began to see an improvement in our brake business.”

Strong Cash Flow Continues

Selected Cash Flow Information ($ in millions	YTD Q2	YTD Q2
except per share)	2008	2007

Cash provided by operating activities before cash
outlays for business transformation costs and
net changes in assets and liabilities	$14.6	$16.9
Cash outlays for business transformation costs	(0.7)	(1.8)
Net changes in assets and liabilities	(1.7)	(5.1)
Net cash provided by operating activities	$12.2	$10.0
Net cash provided by operating activities
per diluted share	$0.88	$0.68

Capital investments	$(3.4)	$(1.1)
Net borrowings of long-term debt and leases	$15.0	$10.4
Cash paid for treasury shares	$(0.2)	$(13.7)

“Despite the challenging business environment we face in certain regions of the country, year-to-date net cash provided by operating activities increased by more than 20 percent to $12.2 million—or $0.88 per diluted share—in the first six months, compared to $10.0 million—or $0.68 per diluted share—in the first six months of last year,” Feldman said. “Lower cash outlays for business transformation costs combined with less cash used by changes in working capital more than offset the decline in net income.”

The company has spent $3.4 million on capital investments so far this year, including $1.3 million for real estate and $1.1 million for company shop equipment.

No shares have been repurchased in the open market this year because of the SpeeDee acquisition. The $0.2 million of cash paid for treasury shares this year related to restricted stock vestings.

Results for Second Quarter, Six Months

Total sales and revenues for the second quarter and first six months were $48.8 million and $93.6 million, increases from $44.9 million and $86.2 million, respectively, for the same periods in 2007. The increases in revenues are the result of operating more company-owned shops in 2008 than in the prior year.

Total franchise royalties and license fees were $15.7 million in the second quarter and $29.0 million in the first six months, compared to $15.9 million and $30.6 million for the same periods last year. The $1.1 million quarterly decline in international royalties due to the change in the European royalty agreement was offset in the second quarter by $1.1 million of franchise revenues from SpeeDee Oil Change. Midas completed the acquisition of SpeeDee on March 30, 2008. The elimination of royalties from company-owned shops that were previously franchised had a $0.2 million negative impact on franchise royalties for the quarter and $0.5 million for the six months.

Real estate revenues were $8.7 million in the second quarter and $17.4 million for the first six months of 2008, compared to $8.9 million and $17.9 million in the second quarter and first six months of 2007. Midas had 585 shops leased to franchisees at the end of the second quarter of 2008 compared to 604 at the end of the second quarter in 2007.

Revenues from retail sales at company shops were $16.2 million in the second quarter and $31.1 million in the first six months, an increase from $10.5 million and $20.0 million for the same periods a year ago. The company-owned shop revenues in the second quarter of 2008 include retail sales from one company-owned SpeeDee shop in Texas.

There were 96 company-owned shops at the end of the second quarter this year, up from 76 at the end of the second quarter in 2007. Comparable shop sales at Midas company shops were down 1.2 percent during the second quarter.

Replacement part sales and product royalties were $6.9 million and $13.6 million for the second quarter and first six months, respectively, down from $8.5 million in the quarter and $15.5 million in the first six months of 2007. These declines of $1.6 million for the quarter and $1.9 million for the first half of 2008 are primarily the result of comparing to the second quarter of 2007, when $1.9 million of revenue was recorded for the company’s purchase of certain Midas-branded parts inventories from AutoZone and simultaneous resale of these parts to NAPA as part of the company’s transition to NAPA as the primary U.S. supply chain partner.

Sales of tires, oil and batteries increased by $1.2 million for the quarter and $1.8 million for the first six months due to continuing growth in the retail sales of these items at Midas shops. Product royalties were down $0.9 million for the quarter and $1.9 million for the first-half due to the change in the U.S. warranty program in which Midas no longer receives product royalties from its vendors. The Jan. 1, 2008 change in the U.S. warranty program also resulted in a reduction in warranty expense of $1.1 million for the second quarter and $2.1 million for the first six months of 2008.

Revenues from the R.O. Writer software business were $1.3 million for the quarter and $2.5 million for the first six months, an increase from $1.1 million and $2.2 million, respectively, for the same periods a year ago.

Selling, general and administrative (SG&A) expenses increased by $1.2 million in the quarter and $0.8 million for the first six months of 2008. Including the results of SpeeDee as of March 30 accounted for $0.5 million of the increase during the quarter, while the remainder is the result of comparing to the second quarter of 2007 when the company benefited from recovery of $0.7 million in legal expenses from an insurer.

Interest expense was $2.3 million and $4.5 million for the quarter and six months, respectively, flat with the same periods in 2007. Bank debt was $92.2 million at the end of the second quarter, up from $72.6 million at the end of the first quarter as a result of funding the $20.8 million SpeeDee acquisition.

Midas recorded income tax expense of $1.5 million for the second quarter and $2.3 million for the first six months, although the company does not pay a significant amount of cash income taxes because of net operating loss carry forwards of approximately $83 million from previous years.

SpeeDee Update

Feldman said the acquisition of SpeeDee was accretive to Midas results in the second quarter, as SpeeDee provided $0.6 million of operating contribution and the interest cost on the related debt was only $0.2 million.

The company has begun the initial co-branding effort of adding Midas signage and services to three SpeeDee shops in central California. Shops in Hollister, Gilroy and Watsonville have added equipment and inventories in order to be able to offer the full breadth of Midas services. Midas exterior signage and interior point-of-purchase displays are also being added to showcase the new co-branded format.

“At the time of our acquisition of SpeeDee, we discussed the potential benefits of a co-branding strategy that will add Midas-branded repair services to existing SpeeDee locations and adding SpeeDee-branded quick-lube services to Midas shops where there are not shop conflicts,” Feldman said.

“Franchisees for both Midas and SpeeDee are enthusiastic about the growth potential for both brands,” Feldman said. “We will thoroughly evaluate the early test results and operational procedures as we expand the co-branding effort during the second half of the year.”

2008 Outlook

Midas is revising its previous 2008 full-year guidance because of the continuing challenges in retail sales in certain areas of North America as well as increased investments in shop transitions. Full year revenues are now expected to be approximately $192 million compared to the previous estimate of $193 million.

Operating income now is expected to be in a range of $25.5 million to $26.5 million, excluding an estimated $1.5 million in business transformation costs related to the completion of the company’s shop re-imaging program. The previous range was $28.5 million to $30.5 million.

This $3.5 million reduction in the midpoints of the ranges consists of a $1.0 million reduction in expected franchise revenues and operating contribution due to continued sales weaknesses in the west and southeast, an approximate $1.0 million decrease in expected company-owned shop profitability as a result of the concentration of company-owned shops in those markets, and a $1.5 million increase in investment spending to accelerate franchisee transitions.

Midas now expects cash flow from operating activities of between $29 million and $31 million in 2008—after providing for business transformation payments and changes in working capital, down from a previous range of $32 to $34 million.

Midas intends to use this cash flow to continue to pay down debt related to the SpeeDee acquisition, to repurchase shares and to fund opportunistic acquisitions and new shop growth.

The company expects full-year interest expense of $9.0 million and capital spending of approximately $5.0 million.

“There is no question we are facing a difficult time in the automotive service aftermarket in the west and southeast as consumers reduce their spending and their driving,” Feldman said. “Based on early results, we are hopeful that our SecureStop brake advertising program will help differentiate the Midas brand and lead to improved brake sales in these markets and across the country.

“At the same time, our $1.5 million additional investment in shop transitions will help to position the system for growth in the future by attracting new franchisees to bring fresh energy and capital to their shops,” he said.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 17 countries, including more than 1,700 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 182 auto service centers in the United States and Mexico.

NON-GAAP MEASURES

The company presents “net cash provided by operating activities per diluted share”, which is a non-GAAP measure. The company believes that presenting “net cash provided by operating activities per diluted share” enhances our investors' overall understanding of the how the company’s significant net operating loss carry-forward and other non-cash expenses cause the company’s cash flow to differ from its earnings in any particular period.

Although Midas believes the non-GAAP financial measures enhance an investors' understanding of our performance, company management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures the company uses may not be consistent with the presentation of similar companies in the industry.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

7/31/08

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the six months
	ended fiscal June		ended fiscal June
	2008	2007	2008	2007
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)

Sales and revenues:
Franchise royalties and license fees	$15.7	$15.9	$29.0	$30.6
Real estate revenues from franchised shops	8.7	8.9	17.4	17.9
Company-operated shop retail sales	16.2	10.5	31.1	20.0
Replacement part sales and product royalties	6.9	8.5	13.6	15.5
Software sales and maintenance revenue	1.3	1.1	2.5	2.2
Total sales and revenues	48.8	44.9	93.6	86.2
Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	5.4	11.5	10.9
Company-operated shop parts cost of sales	4.2	2.5	8.0	4.8
Company-operated shop payroll and employee benefits	6.6	4.3	12.8	8.2
Company-operated shop occupancy and other operating expenses	5.3	3.4	10.3	6.5
Replacement part cost of sales	6.2	6.9	12.3	12.4
Warranty expense	0.2	1.3	0.3	2.4
Selling, general, and administrative expenses	14.1	12.9	27.3	26.5
Loss on sale of assets, net	0.3	--	0.6	--
Business transformation charges	0.4	1.0	0.6	1.5
Total operating costs and expenses	43.0	37.7	83.7	73.2

Operating income	5.8	7.2	9.9	13.0

Interest expense	(2.3)	(2.3)	(4.5)	(4.5)
Other income, net	0.2	0.2	0.4	0.3

Income before income taxes	3.7	5.1	5.8	8.8
Income tax expense	1.5	2.1	2.3	3.6

Net income	$2.2	$3.0	$3.5	$5.2

Earnings per share:
Basic	$0.16	$0.22	$0.26	$0.37
Diluted	$0.16	$0.21	$0.25	$0.35

Average number of shares:
Common shares outstanding	13.3	14.1	13.3	14.2
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.4	14.2	13.4	14.3
Equivalent shares on outstanding stock awards	0.5	0.6	0.5	0.5
Shares applicable to diluted earnings	13.9	14.8	13.9	14.8

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	June	December
	2008	2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2.1	$1.3
Restricted cash	0.7	--
Receivables, net	28.2	30.4
Inventories	3.9	3.2
Deferred income taxes	12.5	12.4
Prepaid assets	4.6	3.9
Other current assets	3.4	3.9
Total current assets	55.4	55.1
Property and equipment, net	94.6	96.6
Goodwill and other intangible assets, net	34.5	14.0
Deferred income taxes	38.7	41.2
Other assets	10.2	10.8
Total assets	$233.4	$217.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.6	$1.7
Current portion of accrued warranty	3.4	3.5
Accounts payable	15.4	16.8
Accrued expenses	22.1	24.5
Total current liabilities	42.5	46.5
Long-term debt	92.2	76.3
Obligations under capital leases	2.0	2.2
Finance lease obligation	32.3	32.9
Accrued warranty	19.1	21.3
Other liabilities	8.4	6.9
Total liabilities	196.5	186.1

Temporary equity:
Non-vested restricted stock subject to redemption	4.8	4.4

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	6.2	8.8
Treasury stock, at cost (3.7 million shares and 3.9 million shares)	(76.6)	(81.0)
Retained income	105.9	102.4
Accumulated other comprehensive loss	(3.4)	(3.0)
Total shareholders’ equity	32.1	27.2
Total liabilities and shareholders’ equity	$233.4	$217.7

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016